Exhibit 10.15






                           FIRST AMENDMENT TO LEASE
                            ------------------------

Reference is made to a certain Lease dated January 7, 2000, by and between Thomas J. Teuten and John H. Spurr, Jr., Trustees of 1050 Hingham Street Realty Trust, ("Landlord") and BioSphere, Inc. ("Tenant") for Leased Premises located at 1050 Hingham Street, Rockland, Massachusetts (the "Lease").

Now therefore, in consideration of these presents and other good and valuable consideration, Landlord and Tenant agree that the Lease is hereby amended as follows:

1. The Leased Premises are expanded to include certain space next to the current Leased Premises, the "Expansion Space", as shown in Exhibit A-3.

2. Rentable Square Footage of the Leased Premises set forth in the Reference Data Section is increased by the area of the Expansion Space, 5,198 square feet, making the total area approximately 12,995 square feet (being all of the Rentable Square Footage on the First Floor of the Building) effective on the Expansion Space Commencement Date, defined below.

3. The Base Rent set forth in the Reference Data Section is revised to substitute the following schedule effective on the "Expansion Space Commencement Date", which shall be the later to occur of (i) July 15, 2000 or (ii) the date on which Landlord's Expansion Construction (defined in paragraph 7 of the First Amendment to Lease) is Substantially Complete (as defined in Schedule A-1) but not later than September 15, 2000, and in any event on the date on which Tenant occupies any portion of the Expansion Space for it's purposes, which shall not include entry for purposes of preparing the Expansion Space for occupancy.

                                                      Annual       Monthly
                  Period                               Rent          Rent
                  ------                               ----          ----
       Expansion space
       commencement date to March 14, 2003         $ 270,296.00     $ 22,524.67

       March 15, 2003 to March 14, 2005            $ 276,143.75     $ 23,011.98


4. Electricity, as set forth in Reference Data Section, shall be $11,825.00 per year or $985.42 per month.

5.   Tenant's Proportionate Share: 32.675%

6. Tenant acknowledges that Landlord has met its obligation with respect to Landlord's Initial Construction and that Landlord has no further obligation therefor.

7. Landlord agrees to perform work and make installations in the Expansion Space as set forth in Schedule A-1. Such work and installations are referred to as " Landlord's Expansion Construction." All of the terms, covenants and conditions of Schedule A-1 are incorporated in this Lease by reference and shall be deemed a part of this Lease as though fully set forth in the body of this Lease.

8. Lease Security: Set forth in Section 4 of the Lease is revised to be the schedule set forth in the Amended Reference Data Section.

9. Tenant agrees to disclose to Landlord from time to time during the Lease Term financial statements or other credit information of Tenant at the request of Landlord upon reasonable advance notice. Landlord agrees to make reasonable efforts to keep any such financial information confidential, provided, however, that in connection with bona fide negotiation of the terms of financing or sale of the Building with a specific, prospective lender or purchaser (as opposed to any general notice or solicitation), Landlord may disclose such financial information concerning Tenant to such prospective financing entity or purchaser in confidence after prior notice in writing to Tenant.

10. The capitalized terms contained herein shall have the same meaning as those terms contained in the Lease.

11. Except as herein expressly set forth, the Lease shall remain unchanged and is hereby ratified and remains in full force and effect.


         Executed under seal this 27th day of June, 2000.


                                                LANDLORD:
                                                1050 Hingham Street Realty Trust


                                                By: /s/ John H. Spurr, Jr.
                                                    ----------------------------
                                                    Trustee and not Individually


                                                TENANT:
                                                BioSphere, Inc.


                                                By: /s/ Robert M. Palladino
                                                    ----------------------------
                                                    duly authorized

                                  SCHEDULE A-1

                        LANDLORD'S EXPANSION CONSTRUCTION


I. A. Landlord and Tenant have agreed upon a schematic plan (the "Schematic Expansion Plan" Exhibit A-3) for construction of Landlord's Initial Construction. On or prior to August 25, 2000, Landlord shall cause Landlord's Architect to complete and deliver to Tenant a plan ("Tenant's Expansion Plan") consistent with the Schematic Expansion Plan, for the construction of the Leased Premises to prepare for Tenant's occupancy. Tenant's Expansion Plan shall contain all details of Tenant's proposed improvements to the Leased Premises which are required to permit such construction by Landlord, including, without limitation, selections of wall coverings, selection of paint colors, selection of carpeting, door keying schedule, and the heat factor, if any, of all equipment intended to be used in, and the human load factor proposed for, each room or other area. Tenant's Expansion Plan shall also include as many requests for pricing of alternatives as Tenant wishes to consider prior to authorizing Landlord to commence the work pursuant to Paragraph III below. All of the improvements shown on Tenant's Expansion Plan as it is finally approved by Landlord are hereinafter referred to as "Landlord's Expansion Construction." Landlord shall allow Tenant and its agents and employees access to the Leased Premises at all reasonable times from and after the date hereof for the purpose of developing Tenant's Expansion Plan. Landlord agrees to reasonably cooperate with Tenant and Tenant's agents, employees and contractors in all respects during the development of Tenant's Expansion Plan. Tenant acknowledges that in order to prepare Tenant's Expansion Plan, Landlord's Architect will need the full cooperation of Tenant in making decisions with respect to such plan concerning colors, carpets and other details described above. Tenant shall approve Tenant's Expansion Plan within two (2) business days of receipt from Landlord's Architect. Tenant agrees to act promptly and within the schedule set forth by Landlord's Architect for the making of all decisions and approvals required.

         B. Landlord has contracted with Landlord's Architect for all aspects of Tenant's Expansion Plan which constitute a Building Standard installation as defined in Schedule B. Subject to the Expansion Improvement Allowance defined in Paragraph VIII below, the cost of the preparation of Tenant's Expansion Plan shall be paid by Landlord. The foregoing is intended solely as a benefit to Tenant based upon Landlord's contractual relationship with Landlord's Architect, and Tenant shall have no obligation to utilize Landlord's Architect for the preparation of Tenant's Expansion Plan.

         C. Tenant's Expansion Plan shall be subject to Landlord's approval, which Landlord agrees not to unreasonably withhold or delay. In this connection, any disapproval or withholding of approval of such Plan by Landlord shall not be deemed unreasonable if the work designated on such Plan (i) is not in accordance with the Building Standard or other standards adopted by Landlord consistent with the terms and conditions of this Lease and timely communicated in advance to Tenant for construction in the Building, and with all applicable codes and governmental regulations, including, without limitation, the energy conservation provisions of the Massachusetts Building Code, (ii) will require the use of contractors of a type other than those normally engaged by Landlord in the construction of the Building without Landlord's prior approval, which shall not be unreasonably withheld or delayed, (iii) will tend in Landlord's reasonable judgment to delay completion of Landlord's Initial Construction (as shown on such Plan) beyond the specified Commencement Date, (iv) is not practicable and consistent with existing physical conditions in the Building and the plans for the Building which have been filed with appropriate government authorities, (v) will materially impair Landlord's ability to perform any of Landlord's obligations under the Lease in the reasonable judgment of Landlord, (vi) will adversely affect any portion of the Building other than the Leased Premises or
(vii) will exceed the capacity of the existing feeders or wiring installations serving the Leased Premises.

II. Upon Landlord's approval of Tenant's Expansion Plan in accordance with Paragraph I (C) above, Landlord will promptly negotiate a proposal from a contractor acceptable to Landlord for Landlord's Expansion Construction as shown on Tenant's Expansion Plan. The proposals submitted by the contractor shall be submitted to Tenant for review forthwith after receipt with Landlord's recommendation for contractor selection.

III. Tenant shall have two (2) business days in which to review such proposal, and to approve the price therefor and to authorize Landlord to commence the work. The price submitted by the contractor for all of Landlord's Expansion Construction which is in excess of the Expansion Improvement Allowance (the "Extra Work"), is hereinafter referred to as "Landlord's Extra Work Price." Any failure by Tenant to authorize Landlord to perform any element of Landlord's Expansion Construction within two (2) business days of submission to Tenant of the material referred to above shall be deemed a Tenant delay within the meaning of subparagraph C of Paragraph V of this Schedule A-1.

IV. Landlord agrees to construct Landlord's Expansion Construction at Landlord's cost subject to the Expansion Improvement Allowance set forth below. The Extra Work Price shall be borne by Tenant, and Landlord shall bill all or a portion of the Extra Work Price to Tenant as work progresses. Tenant shall pay all amounts due within ten (10) days. Such billings shall be based upon the ratio of the Extra Work Price to the total cost of designing and constructing Landlord's Expansion Construction.

V.       Completion of Landlord's Expansion Construction.

         A. Landlord's Expansion Construction shall be constructed in a good and workmanlike manner with reasonable diligence, and shall constitute a single non-recurring obligation on the part of Landlord. In the event this Lease is renewed or extended for a further term by agreement or by operation of law, or if Tenant shall exercise any option to lease or add additional rentable area to the Leased Premises, Landlord's obligation to perform Landlord's Expansion Construction shall not apply to any such renewal, extension or expansion.

         B. In accordance with Section 3 of the Lease and paragraph 3 of the First Amendment to Lease, unless it occurs prior to the Specified Commencement Date, the date on which Substantial Completion of Landlord's Expansion Construction occurs shall constitute the Expansion Space Commencement Date. "Substantial Completion" of Landlord's Expansion Construction or words of similar import shall mean completion of Landlord's Expansion Construction exclusive of punch list items, i.e., details of construction, mechanical adjustment and decoration, the completion of which will not materially interfere with Tenant's use and occupancy of the Leased Premises for its normal business purposes ("Punch List Items"), provided, however, that if such Substantial Completion has been delayed on account of a Tenant Delay (defined below), then Substantial Completion shall be deemed to have occurred on the date on which Landlord reasonably determined Substantial Completion would have occurred but for such Tenant Delay. The Punch List Items shall be determined by Landlord's Architect during its final inspection of the Leased Premises during which representatives of Landlord and Tenant shall be present. Landlord shall give Tenant notice at least thirty (30) days in advance but not more than sixty (60) days, of its reasonable estimate of the date upon which Landlord's Expansion Construction will be substantially completed in order to permit Tenant to plan and make reservations for installations and moving, provided, however, (i) such notice shall only be a good faith estimate for the convenience of Tenant and
(ii) such notice shall not represent a warranty or representation to Tenant that such substantial completion will have been achieved by the date specified in such notice. At any reasonable time, after such Substantial Completion following reasonable advance notice to Tenant, Landlord may enter the Leased Premises to complete such Punch List Items. Landlord shall use reasonable diligence to complete such Punch List Items within a reasonable time thereafter, and entry by Landlord, its agents, servants, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from and of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise.

         C. In the event Substantial Completion of Landlord's Expansion Construction shall be delayed by reason of Tenant's delays in timely submission of the Tenant's Expansion Plan, or approving any plans or specifications, or in supplying information, or in approving estimates, or in giving authorizations including, without limitation, authorization to proceed with the work, or by reason of any changes by Tenant in any designations previously made by Tenant pursuant to this Schedule, or by reason of any other acts or omissions of Tenant, any such cause shall be referred to as "Tenant Delays."

         D. Tenant shall pay to Landlord within ten (10) days next following the later of substantial completion of Landlord's Expansion Construction and the rendition of a statement by Landlord to Tenant, that portion of Landlord's Extra Work Price (as it may have been amended by agreement of Landlord and Tenant by the addition of any additional extra work or otherwise).

VI. No Alterations (as opposed to Landlord's Expansion Construction) or installations of equipment or otherwise, whether or not constituting an Alteration, shall be made or performed by or on behalf of Tenant in the Expansion Space prior to the Expansion Space Commencement Date, without the prior written approval of Landlord, which approval Landlord agrees not to unreasonably withhold or delay provided either (i) such work does not impose any additional burden on Landlord or Landlord's Contractor and does not materially interfere with or delay completion of Landlord's Expansion Construction, in the reasonable judgment of Landlord, or (ii) Tenant agrees to reimburse Landlord for any reasonable cost of such additional burden and to treat any resulting delay in Substantial Completion of Landlord's Expansion Construction as a Tenant Delay. Any such sums billed to Tenant in connection with Alterations for services provided by Landlord shall be payable by Tenant to Landlord, whether or not the Lease Term shall have commenced, within ten (10) days next following the rendition of a statement therefor by Landlord to Tenant.

VII. After the Expansion Space Commencement Date, and within ten (10) days next following the request of Landlord, Tenant shall deliver to Landlord a written statement executed and acknowledged by Tenant, in form reasonably satisfactory to the holder of any mortgage of the Property, stating that (i) this Lease is then in full force and effect and has not been modified (or, if modified, setting forth the specific nature of all modifications), (ii) Tenant has accepted the Leased Premises including the Expansion Space as constructed, (iii) the Lease Term has commenced, and (iv) the rent payable under this Lease is being paid by Tenant on a current basis with no offsets or counterclaims, or if such is not the case, stating the correct facts and any reasons therefore if applicable.

VIII. Expansion Improvement Allowance. Landlord shall be obligated to bear the reasonable cost of designing and constructing Landlord's Expansion Construction only up to the amount set forth in the Reference Data Section as "Expansion Improvement Allowance." If the sum of the cost of design and Landlord's Expansion Construction exceeds the amount of the Expansion Improvement Allowance, Tenant shall be responsible for any excess to be billed as set forth in Paragraphs IV and V above.

                             AMENDED REFERENCE DATA
                           REFLECTING FIRST AMENDMENT

As used in this Lease, the following terms shall have the respective meanings set forth below except when and to the extent reference is made to particular Sections of the Lease:

Date of Lease:                     January 7, 2000

Date of Amendments:                First Amendment June 27, 2000

Landlord:                          Thomas J. Teuten and John H. Spurr, Jr.,
                                   Trustees of 1050 Hingham Street Realty Trust.

Landlord's Address:                20 Winthrop Square, Boston, Massachusetts
                                   02110-1229.

Tenant:                            BioSphere, Inc., a Delaware Corporation.

Tenant's Address:                  1050 Hingham Street
                                   Rockland, Massachusetts 02370

Property:                          Landlord's  land and  improvements  thereon
                                   known as 1050 Hingham Street,  Rockland,
                                   Massachusetts 02370.

Building:                          The three-story building located on the
                                   Property.

Leased Premises:                   The entire first floor (excluding the common
                                   entrance lobby) of the Building as shown on Exhibits A-2 and A-3.

Rentable Square Footage
of the Leased Premises:            Prior to First Amendment 7,797 square foot.
                                   After First Amendment 12,995 square feet.

Total Rentable Square
Footage of the Building:           39,771 square feet.

Use of Leased Premises:            Administrative offices for a medical device
                                   company and ancillary uses related thereto including research and development and light manufacturing to the extent described in Exhibit D attached hereto and incorporated herein, provided that such research and development involve no hazardous materials, solid waste, noise or fumes beyond the Leased
                                   Premises or any impact on the Building, its operations or the operations of other tenants in the Building.

                             AMENDED REFERENCE DATA
                           Reflecting FIrst Amendment

Lease Term:                   Five (5) years

Specified Commencement
Date:                         March 15, 2000

Commencement Date:            The Specified  Commencement  Date or such other
                              date as is determined in accordance with the terms of Section 3.

Expansion Space
Commencement Date:            July 15, 2000 or such other date as is determined
                              under Paragraph 3 of the First Amendment.

Expansion Improvement
Allowance:                    Up to $93,564.

Base Rent:
                                              Annual              Monthly
Periods                                      Base Rent          Installment
-------                                      ---------          -----------
March 15, 2000 to July 14, 2000            $ 155,940.00         $ 12,995.00
July 15, 2000 to February 14, 2003         $ 270,296.00         $ 22,524.67
February 15, 2003-February 14, 2005        $ 276,143.75         $ 23,011.98

LeaseSecurity:                An irrevocable letter of credit (the "Letter of
                              of Credit") or cash Security Deposit of $140,000 at the Commencement Date and $234,000 after the execution of the First Amendment, to be reduced as scheduled below, subject to Section 4.

                              Period                                     Amount
                              ------                                     ------
                              3/15/00 - First Amendment Execution      $ 140,000
                              First Amendment Execution - 3/14/01      $ 234,000
                              3/15/01 - 3/14/02                        $ 198,000
                              3/15/02 - 3/14/03                        $ 157,800
                              3/15/03 - 3/14/04                        $ 110,500
                              3/15/04 - 3/31/05                         $ 58,000

Base Operating Costs:         Operating  costs for the  calendar  year  2000,
                              grossed up to reflect 100% occupancy for a full calendar year.

Base Taxes:                   Taxes for the fiscal year ended June 30, 1999.

                             AMENDED REFERENCE DATA
                           REFLECTING FIRST AMENDMENT

Electricity:                  Prior to First Amendment $6,627.45 per year or
                              $552.29 per month.  After First Amendment
                              $11, 825.00 per year or $985.42 per month.

Tenant's Proportionate
Share:                        Prior to First Amendment 19.605%.  After First
                              Amendment 32.675%.

Broker:                       Meredith & Grew, Incorporated.

Insurance:                    $1,000,000/$3,000,000 per occurrence public
                              liability; $1,000,000 per occurrence property damage. Personal Property insurance for all risks to full insurable value of personalty in the Leased Premises.

Landlord's Initial
Construction:                 Landlord shall provide a buildout subject to the
                              conditions of Schedule A and Tenant Construction
                              Contribution of up to $31,188 toward the cost of design and construction of Landlord's Initial
                              Construction to the extent such cost exceeds
                              $140,346.

Landlord's Expansion
Construction:                 Landlord  shall  provide a buildout for the
                              Expansion Space subject to the conditions of Schedule A-1 with Landlord's cost of design and construction limited to the Expansion Improvement
                              Allowance.

                                  EXHIBIT A-3


                     [DEPICTION OF SCHEMATIC EXPANSION PLAN]